Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our reports dated March 16, 2006 relating to the consolidated financial statements of Viisage Technology, Inc. (the “Company”) for the year ended December 31, 2005 and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, which are contained in this Registration Statement. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO Seidman, LLP

Boston, Massachusetts

July 24, 2006